Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

GENERAL GROWTH PROPERTIES, INC.

(A Delaware Corporation)

Pursuant to Article XIV of the Bylaws

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General Growth Properties, Inc., a Delaware corporation (the “Corporation”), hereby amends its Amended and Restated Bylaws (the “Bylaws”) as follows:

1.               Article I, Section 5(a) is hereby amended by the addition of the following paragraph, to become the second and final paragraph of such Section:

“Notwithstanding anything to the contrary set forth in these Bylaws, the non-binding advisory vote, pursuant to Section 14A(a)(2) of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to the determination as to whether the advisory vote on executive compensation shall occur every one (1), two (2) or three (3) years shall be decided by a plurality of the votes cast among three alternatives; provided that for purposes of any vote required pursuant to this sentence, neither abstentions nor broker non-votes shall count as votes cast.”

2.               Except as specifically modified herein, the Bylaws remain unmodified and shall continue in full force and effect.

[Signature Page Follows.]

CERTIFICATE OF ADOPTION OF

AMENDMENT TO AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Assistant Secretary of General Growth Properties, Inc., a Delaware corporation, and that the foregoing Amendment to the Amended and Restated Bylaws was adopted on February 25, 2011 by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has hereunto set such person’s hand this 28th day of February, 2011.

By:	/s/ Stacie Herron
Name: Stacie Herron
Title: Assistant Secretary

[Signature page to Amendment of Bylaws]